Exhibit 4.27

Gentilly, December 1, 2004

Name

Address

Dear Mr. _______________,

Pursuant to the authorization granted to the Board of Directors by the Ordinary and Extraordinary Shareholders’ Meeting held on November 30, 2004 to issue warrants to subscribe for a total of a maximum of 56,000 shares, reserved for issuance to non-executive directors, on November 30, 2004, the Board of Directors has resolved to offer you the possibility to subscribe for _______ warrants to subscribe for ________ new shares.

Each warrant shall be issued at a price of € 0.49 i.e., for a total subscription price of € _____ and shall give you the right to subscribe for one (1) share, nominal value € 1.00, at a price of € 9.35.

The warrants are exercisable, in whole or in part, at any time. In any event, the warrants must be exercised within a period of five years from the date of their issuance.

We would be grateful if you would return to us a signed and dated copy of this letter with the completed subscription form enclosed herewith (French version), accompanied by the subscription payment no later than March 31, 2005.

Sincerely yours,

Pierre Haren

Chairman of the Board of Directors

Name:

Date:

TRANSLATION FOR

CONVENIENCE ONLY

ILOG

French Société Anonyme with a capital of 17,711,118 euros

Registered office: 9 rue de Verdun, BP 85, 94253 Gentilly Cedex

Registration number: R.C.S. Créteil B 340 852 458

SUBSCRIPTION FORM

I, the undersigned, __________________,

The beneficiary, following the waiver in my favor, decided by the Extraordinary Shareholders’ Meeting held on November 30, 2004, of part of the preferential subscription rights of the shareholders to the warrants,

Having acknowledged all the terms and conditions of the issuance,

Hereby declare that I,

Subscribe _____________ warrants giving right to subscribe new shares, at a unit price of € 0.49, to be issued by ILOG,

In support of my subscription,

I hereby pay the sum of € ________ which represents the total subscription price of the warrants issued.

I acknowledge herewith receipt of a copy of this subscription form.

Executed in		,
On	,

Signature preceded by the hand-written words:

“Valid for the subscription to _____________ warrants.”